UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
 (Date of earliest event reported)
November 6, 2008

GLOBAL GREEN SOLUTIONS INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-51198
(State or other jurisdiction of incorporation)	(Commission File No.)

789 West Pender Street, Suite 1010
Vancouver, British Columbia
Canada   V6C 1H2
(Address of principal executive offices and Zip Code)

(604) 408-0153
Toll Free (866) 408-0153
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 6, 2008, an agreement (the “Amendment”) was fully executed between Global Greensteam LLC (“Greensteam”), a subsidiary of Global Green Solutions Inc. (“GGRN”) and Aera Energy LLC (“Aera”) one of California’s largest oil and gas producers.  The Amendment is a first amendment to the earlier Program Agreement and related project schedules between Greensteam and Aera dated March 31, 2008.  The Amendment provides for payment by Aera of up to $3 million to Greensteam for services which will allow construction and operation of a quarter scale renewable steam pilot unit.  In return, Aera will receive a discounted price on steam purchased from Greensteam after successful operation of the pilot plant and construction of commercial units.  Greensteam will provide the balance of the $5.5 million pilot unit funding.

GGRN will place twenty million (20,000,000) of its restricted, common shares into escrow with Aera’s name as beneficial owner.  The shares will only be distributed to Aera if Greensteam fails to timely pay an Early Termination Fee as specified in the Amendment.  All shares held in escrow will be released to Global Green Solutions Inc. when there are no longer any situations as specified in the Amendment that may require payment of an Early Termination Fee.

Following the successful test of the  pilot unit, ten full scale commercial units are planned to be built at an Aera location using Greensteam’s waste-to-steam technology to burn waste biomass to create steam which Aera will purchase under long term contract.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 10th day of November, 2008.

GLOBAL GREEN SOLUTIONS INC.

BY:	“Elden Schorn”
Elden Schorn
Director